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                               May 15, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

          We refer to the Registration Statement on Form S-8 to be filed by Acclaim Entertainment, Inc. (the "Company"), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of 6,000,000 shares of the Company's common stock, par value $0.02 per share, for issuance under the Company's 1988 Stock Option Plan.

          We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that said 6,000,000 shares have been duly authorized and, upon issuance in accordance with the terms of stock option agreements or certificates issued under said Plan, will be validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as Exhibit
5 to the Registration Statement.

                                             Very truly yours,

                                             ROSENMAN & COLIN


                                             By   /s/
                                               -------------------
                                               A Partner